Exhibit 99.1

Contact:
Lee Bendekgey	Nicole Foderaro
SVP and Chief Financial Officer	WeissComm Partners
Nuvelo	415-215-5643
650-517-8358	nfoderaro@wcpglobal.com
lbendekgey@nuvelo.com

NUVELO REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS

SAN CARLOS, Calif., July 23, 2008 — Nuvelo, Inc. (Nasdaq: NUVO) today announced second quarter 2008 financial results and accomplishments.

For the second quarter ended June 30, 2008, Nuvelo reported a net loss of $0.2 million or $0.00 per share, compared with net income of $29.0 million or $0.54 per share for the same period in 2007. For the six months ended June 30, 2008, Nuvelo reported a net loss of $18.6 million or $0.35 per share, compared with net income of $13.7 million or $0.26 per share for the same period in 2007. Net cash used in operating activities was $11.0 million for the second quarter of 2008 and $27.4 million for the first six months of 2008. As of June 30, 2008, Nuvelo had $76.0 million in cash and cash equivalents, marketable securities and restricted cash.

Revenues for the second quarter of 2008 were $15.1 million, compared with revenues of $45.8 million for the same period in 2007. $15.0 million of the revenues for the second quarter of 2008 was a result of the recognition of the termination payment received from Bayer in June 2007. This payment had been recorded as deferred revenue and was recognized as revenue in May 2008. The second quarter 2007 revenue was a result of the termination of Nuvelo’s collaboration agreement with Bayer in June 2007. Nuvelo recorded as revenue $45.8 million of the $50.0 million up-front license fee that it received from Bayer in January 2006, which was originally recorded as deferred revenue. Revenues for the six months ended June 30, 2008 were $15.1 million, compared with revenues of $46.7 million for the same period in 2007.

Total operating expenses for the second quarter of 2008, including a $4.7 million non-cash goodwill impairment charge, were $16.0 million, compared with $18.5 million for the same period in 2007. Total operating expenses for the six months ended June 30, 2008 were $35.4 million, compared with $36.6 million for the same period in 2007.

In the second quarter of 2008, the company recorded a $4.7 million charge for impairment of goodwill. The impairment was a result of the continued significant decline in our market capitalization subsequent to the company’s announcement of its decision to end alfimeprase clinical development.

Research and development expenses were $7.6 million for the second quarter of 2008 compared with $11.2 million for the same period in 2007. The decrease in research and development expenses in 2008 was primarily attributable to a decrease in personnel-related expenses as a result of a reduction in headcount.

General and administrative expenses were $3.7 million for the second quarter of 2008, compared with $7.3 million for the second quarter of 2007. The decrease in general and administrative expenses in 2008 was primarily related to a $1.8 million decrease in personnel-related expenses and a 2007 non-cash impairment charge totaling $1.1 million to write off software implementation costs.

Interest income was $0.7 million for the second quarter of 2008, compared with $1.7 million for the same period in 2007.

“This past quarter, we achieved proof-of-concept with our lead compound, NU172, a short-acting anticoagulant for the potential treatment of medical or surgical procedures, such as coronary artery bypass graft (CABG) surgery, percutaneous coronary intervention and kidney dialysis, and we have already begun to see data from our subsequent Phase 1b trial which should complete soon,” said Dr. Ted W. Love, chairman and chief executive officer of Nuvelo. “We continue to maintain a strong financial foundation with close to two years of operating cash on hand, and we anticipate moving NU172 into a Phase 2 trial in the fourth quarter of 2008 or first quarter of 2009.”

2008 Guidance and Key Milestones

Nuvelo is reiterating its prior guidance for 2008 net cash used in operating activities to be in the range of $43.0 to $48.0 million. As a result of the goodwill impairment charge in the second quarter of 2008, the guidance for total operating expenses in 2008 has been revised to be in the range of $52.0 to $57.0 million.

Nuvelo anticipates accomplishing the following near-term milestones:

•	Trial completion and top-line data from the Phase 1b bolus plus infusion trial with NU172 within the next several weeks;

•	Initiation of a Phase 2 trial with NU172 in CABG procedures in the fourth quarter of 2008 or first quarter of 2009;

•	Initiation of a Phase 1 single ascending dose (SAD) trial with NU206 in healthy volunteers within the next several weeks;

•	Trial completion and top-line data from the Phase 1 SAD trial with NU206 in healthy volunteers in the second half of 2008;

•	Initiation of a Phase 1b multiple ascending dose (MAD) trial with NU206 in healthy volunteers in the fourth quarter of 2008 or first quarter of 2009; and

•	Advancement of a new candidate from either the Wnt Therapeutics or the Leukemia Therapeutics Program in 2008.

Conference Call Information

Nuvelo will hold a conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss this announcement. To participate in the conference call, please dial 866-854-8095 for domestic callers and 706-634-8567 for international callers and reference conference passcode, 52257433. A telephone replay of the conference call will be available through Saturday, July 26, 2008. To access the replay, please dial 800-642-1687 for domestic callers and 706-645-9291 for international callers and reference conference passcode, 52257433. In addition, this call is being webcast by Thomson/CCBN and can be accessed at Nuvelo’s website at http://www.nuvelo.com.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at http://www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (http://www.streetevents.com), a password-protected event management site.

About Nuvelo

Nuvelo, Inc. is dedicated to improving the lives of patients through the discovery, development and commercialization of novel drugs for acute cardiovascular disease, cancer and other debilitating medical conditions. Nuvelo’s development pipeline includes NU172, a direct thrombin inhibitor in Phase 1 development for use as a potential short-acting anticoagulant during medical or surgical procedures; and preclinical candidate NU206, a Wnt pathway modulator for the potential treatment of chemotherapy/radiation therapy-induced mucositis and inflammatory bowel disease. In addition, Nuvelo is pursuing research programs in leukemia and lymphoma therapeutic antibodies and Wnt signaling pathway therapeutics to further expand its pipeline and create additional partnering and licensing opportunities.

Information about Nuvelo is available at our website at http://www.nuvelo.com or by phoning 650-517-8000.

This press release contains “forward-looking statements,” which include statements regarding the timing, progress and anticipated completion of Nuvelo’s clinical stage and research programs, the potential benefits that patients may experience from the use of our clinical stage compounds, and our anticipated use of cash, which statements are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, uncertainties relating to drug discovery and the regulatory approval process; clinical development processes; enrollment rates for patients in our clinical trials; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; and the impact of competitive products and technological changes. These and other factors are identified and described in more detail in Nuvelo’s filings with the SEC, including without limitation Nuvelo’s quarterly report on Form 10-Q for the quarter ended March 31, 2008 and subsequent filings. We disclaim any intent or obligation to update these forward-looking statements.

NUVELO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Contract revenues	$15,062	$45,825	$15,125	$46,735

Operating expenses:
Research and development	7,630	11,233	19,148	23,958
General and administrative	3,653	7,273	7,662	12,639
Restructuring	—	—	2,470	—
Facility exit charge	—	—	1,472	—
Impairment of goodwill	4,671	—	4,671	—

Total operating expenses	15,954	18,506	35,423	36,597

Operating income (loss)	(892)	27,319	(20,298)	10,138
Interest income, net	661	1,723	1,659	3,555

Net income (loss)	$(231)	$29,042	$(18,639)	$13,693

Net income (loss) per share:
Basic	$(0.00)	$0.54	$(0.35)	$0.26
Diluted	$(0.00)	$0.54	$(0.35)	$0.26
Shares used in computing net income (loss) per share:
Basic	53,535	53,317	53,496	53,285
Diluted	53,535	53,349	53,496	53,300

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	June 30, 2008	December 31, 2007*
Cash and cash equivalents, marketable securities and restricted cash	$76,047	$103,567
Working capital	55,446	81,799
Total assets	87,018	120,683
Non-current liabilities	18,142	34,837
Accumulated deficit	(489,152)	(470,513)
Total stockholders’ equity	52,346	67,659

*	The consolidated balance sheet data as of December 31, 2007 have been derived from the audited financial statements.